                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

-
[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)      Title of each class of securities to which transaction applies:

     2)      Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)      Proposed maximum aggregate value of transaction:

     5)      Total fee paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)      Amount Previously Paid:

     2)      Form, Schedule or Registration Statement No.:

     3)      Filing Party:

     4)      Date Filed:

                                [ENLIGHTEN LOGO]

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998

To the Shareholders:

     Please take notice that the annual meeting of the shareholders of Enlighten Software Solutions, Inc., a California corporation (the "Company"), will be held on May 20, 1998, at 10:00 a.m., local time, at the Company's offices, located at 999 Baker Way, Fifth Floor, San Mateo, California 94404, for the following purposes:

     1. To elect five (5) Directors to hold office until the 1999 Annual Meeting of Shareholders and until his successor is elected and qualified;

     2. To consider and vote upon a proposal to amend the Company's Bylaws to provide for an increase in the maximum number of Board seats to a range of from five (5) to seven (7);

     3. To vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 1, 1998, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting at the principal office of Enlighten Software Solutions, Inc.

                                   By order of the Board of Directors

                                   Michael A. Morgan, Secretary

San Mateo, California
April 15, 1998

IMPORTANT: PLEASE FILL IN, DATE, SIGN, AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SOLICITATION AND VOTING OF PROXIES..........................    1

INFORMATION ABOUT ENLIGHTEN SOFTWARE SOLUTIONS, INC.........    2
  Stock Ownership of Certain Beneficial Owners and
     Management.............................................    2
  Directors and Executive Officers..........................    3

EXECUTIVE COMPENSATION AND OTHER MATTERS....................    4
  Summary Compensation Table................................    4
  Stock Options Granted in 1997.............................    5
  Option Exercises and 1997 Year-End Values.................    6
  Ten-Year Option Repricing Table...........................    7
  Compensation of Directors.................................    7
  Termination and Change of Control Arrangements............    7
  Section 16(a) Beneficial Ownership Reporting Compliance...    8
  Certain Relationships and Related Transactions............    8

REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF
  OPTIONS...................................................    9

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................   10

COMPARISON OF SHAREHOLDER RETURN............................   12

ELECTION OF DIRECTORS.......................................   13

PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO INCREASE THE
  MAXIMUM NUMBER OF DIRECTORS TO A RANGE OF FROM FIVE TO
  SEVEN.....................................................   13

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................   13

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................   14

TRANSACTION OF OTHER BUSINESS...............................   14

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Enlighten Software Solutions, Inc., a California corporation (the "Company"), for use at its 1998 annual meeting of shareholders to be held on May 20, 1998, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is April 15, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail through its regular employees, the Company may request banks, brokers and other custodians, and nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Only shareholders of record on the close of business on April 1, 1998 will be entitled to vote at the meeting and any adjournment or postponement thereof. On April 1, 1998, there were 3,005,435 shares of the Company's Common Stock issued and outstanding. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each share of Common Stock is entitled to one vote, except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as is equal to the number of shares held multiplied by the number of directors to be elected (five), which votes may be cast for a single candidate or distributed among any or all of the candidates. No shareholder is entitled to cumulate votes with respect to a candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder or any other shareholder has given notice, at the meeting and prior to the voting, of his or her intention to cumulate his or her votes.

     The persons authorized to vote shares represented by executed proxies (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any and all nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.

     All valid proxies received before the meeting will be exercised. A shareholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the

Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

              INFORMATION ABOUT ENLIGHTEN SOFTWARE SOLUTIONS, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 27, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the other most highly compensated executive officer of the Company in 1997 and two former executive officers (including the former Chief Executive Officer) who would have been among the most highly compensated executive officers in 1997 but who were not executive officers at December 31, 1997 (the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group.

                                                                           PERCENT OF
                                                                       ENLIGHTEN SOFTWARE
                                                                        SOLUTIONS, INC.
                                                           AMOUNT         COMMON STOCK
              NAME OF BENEFICIAL OWNER(1)                 OF SHARES      OUTSTANDING(2)
              ---------------------------                 ---------    ------------------
Peter J. McDonald(3)....................................  1,066,268          35.4%
Michael Seashols(4).....................................    185,300           6.0%
David D. Parker(5)......................................     28,571              *
Michael A. Morgan(6)....................................    115,502           3.7%
Peter J. Sprague(5).....................................     35,000           1.2%
Bruce Cleveland(5)......................................     23,333              *
Byron Jacobs(7).........................................     34,142           1.1%
Executive officers and directors as a group (7
  persons)(8)...........................................  1,488,117          44.8%

---------------
 *  Less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed is 999 Baker Way, Fifth Floor, San Mateo, CA 94404.

(2) The percentages shown in this column are based on the 2,992,691 shares of Common Stock outstanding on February 27, 1998, in addition to options held by that person that are currently exercisable or exercisable within 60 days following February 27, 1998, that are deemed beneficially owned by that person in accordance with the rules of the Securities and Exchange Commission.

(3) Includes 21,964 shares subject to options which are exercisable within sixty days of February 27, 1998. Also includes 10,800 shares held by Mr. McDonald's children. Mr. McDonald resigned as Chairman of the Board, President, and Chief Executive Officer of the Company on August 27, 1997, and continues to serve as a Director.

(4) Includes 75,000 shares subject to options which are exercisable within sixty days of February 27, 1998.

(5) Represents shares subject to options which are exercisable within sixty days of February 27, 1998.

(6) Includes 110,411 shares subject to options which are exercisable within sixty days of February 27, 1998.

(7) Includes 32,142 shares subject to options which are exercisable within sixty days of February 28, 1997. On August 28, 1997, Byron Jacobs' employment with the Company was terminated.

(8) Includes shares described in Notes 3, 4, 5, and 6.

DIRECTORS AND EXECUTIVE OFFICERS

     As of April 15, 1998 the Company's directors, all of whom are nominees to be elected at this meeting, and its executive officers were as follows:

                                                                                      DIRECTOR
               NAME                        POSITION WITH THE COMPANY           AGE     SINCE
               ----                        -------------------------           ---    --------
Michael Seashols..................  Chairman of the Board of Directors         52       1997
David D. Parker...................  President and Chief Executive Officer      42         --
Michael A. Morgan.................  Vice President, Finance and                35       1991
                                    Administration, Chief Financial
                                    Officer, Secretary, and Director
Peter J. McDonald.................  Director                                   50       1986
Peter J. Sprague..................  Director                                   59       1994
Bruce Cleveland...................  Director                                   39       1994

     Mr. Seashols joined the Company in July 1997 as Chairman of the Board of Directors. From 1994 through 1997, Mr. Seashols served as Chief Executive Officer ("CEO") of Usoft, Inc., a wholly-owned software subsidiary of Unysis, Inc. that provides development and maintenance tools for client/server and Internet based computer applications. From 1988 through 1993 he served as CEO and was a founder of Versant Object Technology Corporation, a provider of enterprise component management software systems for commercial applications in distributed computing environments. Previously, Mr. Seashols was a founder, and the original CEO of Documentum, Inc., as well as vice president of sales for several software companies, including Oracle Corporation and Ingres. He also currently serves as Chairman of the Board of Evolve Corporation, a provider of Services Resource Management (SRM) applications designed to manage mission-critical processes for services organizations, as well as a consultant to several software companies.

     Mr. Parker joined the Company in August 1997 as President and Chief Executive Officer. From November 1996 through August 1997, Mr. Parker served as President of Web Logic, a software company developing enterprise Java server components. From July 1993 through October 1996, Mr. Parker served in various sales management positions, most recently as Vice President, Indirect Sales of Quintus Corporation, which markets and develops software and services for use in call center operations. Mr. Parker has over nineteen years of experience in the software industry, including senior sales and management positions at Versant Object Technology Corporation and IBM.

     Mr. Morgan joined the Company in May 1991 as Controller and became Vice President, Finance and Administration, Chief Financial Officer, Secretary, and a Director in October 1991. Mr. Morgan served in various positions at KPMG Peat Marwick LLP in San Jose, California, from 1987 to 1991, most recently as manager. Mr. Morgan is a certified public accountant in California.

     Mr. McDonald founded the Company in June 1986 and served as Chairman of the Board, Director, President, and Chief Executive Officer from that date through July 1997. Since July 1997, Mr. McDonald has been employed as a strategic advisor to the Company. From 1982 to 1986, Mr. McDonald was the Managing Director of Software Professionals Pty. Ltd., an Australian company that principally provided systems analysis and software programming and consulting services to the Australian banking community.

     Mr. Sprague has served as a director of the Company since February 1994. From 1975 through 1995, Mr. Sprague served as Chairman of the Board of National Semiconductor Corporation, a leading manufacturer of semiconductor components and integrated circuits. In May 1988, Mr. Sprague founded Wave Systems Corp., an electronic information company, for which he currently serves as Chairman of the Board.

     Mr. Cleveland has served as a director of the Company since February 1994. Since May 1997, Mr. Cleveland has been the Vice President Marketing of Siebel Systems, Inc., an industry leading provider of sales and marketing information software systems. From October 1995 through April 1997, Mr. Cleveland served as the President of Component Integration Laboratories. From 1992 through October 1995, Mr. Cleveland was the Senior Director of Apple Computers' Open Systems Business Unit. In 1989,

Mr. Cleveland co-founded Siren Software, an open systems company, where he was the Vice President of Marketing from 1989 to 1992.

     Meetings of the Board of Directors. During 1997, the Board of Directors of the Company held six meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which such director served during 1997.

     During 1997 the Company's Audit Committee was comprised of Peter J. Sprague and Bruce Cleveland. On January 28, 1998, Michael Seashols was added to the Audit Committee. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, reviewing the adequacy of accounting and financial controls, and reviewing the independence of the Company's independent public accountants. The Audit Committee of the Board of Directors held one meeting during 1997.

     During 1997 the Company's Compensation Committee was comprised of Peter J. Sprague and Bruce Cleveland. On January 28, 1998, Michael Seashols was added to the Compensation Committee. The Compensation Committee reviews and determines compensation criteria for executive officers, including the Chief Executive Officer, and grants all stock options. The Compensation Committee of the Board of Directors held one meeting during 1997. For additional information about the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS," "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," and "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS" included herein.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation during the years ended December 31, 1997, 1996, and 1995 of the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                            ANNUAL COMPENSATION    ---------------------
             NAME AND                       --------------------   SECURITIES UNDERLYING    ALL OTHER
       PRINCIPAL POSITION(S)         YEAR    SALARY      BONUS       OPTIONS (SHARES)      COMPENSATION
       ---------------------         ----   ---------   --------   ---------------------   ------------
David D. Parker(1).................  1997   $ 40,923    $20,000           200,000                 --
  President, and                     1996         --         --                --                 --
  Chief Executive Officer            1995         --         --                --                 --
Michael A. Morgan..................  1997   $110,000    $23,781            50,352(2)              --
  Vice President, Finance            1996   $ 92,500    $13,750            25,000                 --
  and Administration, and            1995   $ 82,714    $ 6,250             7,500                 --
  Chief Financial Officer
FORMER OFFICERS:
Peter J. McDonald(1)...............  1997   $188,125         --                --             $7,666(3)
  Former President,                  1996   $227,083         --                --             $7,606(3)
  Chief Executive Officer, and       1995   $275,000    $12,500             7,500             $6,816(3)
  Chairman of the Board
Byron Jacobs(4)....................  1997   $ 91,432    $31,708                --                 --
  Former Vice President,             1996   $ 99,538         --           100,000                 --
  Sales and Marketing                1995         --         --                --                 --

---------------
(1) Mr. McDonald served as Chairman of the Board, President, and Chief Executive Officer of the Company until August 27, 1997; remaining as a Director of the Company. Mr. Parker replaced Mr. McDonald as President and Chief Executive Officer.

(2) Includes options to purchase an aggregate of 15,875 shares granted on June 19, 1997 replacing an option to purchase 3,375 shares granted on September 15, 1993, an option to purchase 5,000 shares granted on

    July 15, 1994, and an option to purchase 7,500 shares granted in August 30, 1995. Options to purchase 15,875 shares were canceled in connection with the repricing. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

(3) Includes $6,816, $6,816, and $6,026 paid by the Company in 1997, 1996, and
    1995, respectively, for a leased automobile used by Mr. McDonald. Also includes $850, $790, and $790 in 1997, 1996, and 1995, respectively, for a $1 million split-dollar life insurance policy issued on the life of Mr. McDonald. These portions of the total insurance payments made are treated as income to Mr. McDonald under IRS regulations. The Company pays a monthly premium of $2,500 on this policy. The Company will be reimbursed from the policy values in an amount equal to its cumulative premium contributions upon the earlier of (i) Mr. McDonald's death, (ii) Mr. McDonald's cancellation of the policy, or (iii) Mr. McDonald's request for release of the Company's contributions.

(4) Mr. Jacobs was Vice President, Sales and Marketing of the Company until August 1997; he is no longer an employee of the Company.

STOCK OPTIONS GRANTED IN 1997

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1997 to the Named Executive Officers.

                             OPTION GRANTS IN 1997

                                          INDIVIDUAL GRANTS IN 1997                POTENTIAL REALIZABLE
                              --------------------------------------------------     VALUE AT ASSUMED
                                             % OF                                     ANNUAL RATES OF
                                NUMBER       TOTAL                                      STOCK PRICE
                              OF SHARES     OPTIONS      EXERCISE                    APPRECIATION FOR
                              UNDERLYING    GRANTED       PRICE                       OPTION TERM(1)
                               OPTIONS     EMPLOYEES       PER        EXPIRATION   ---------------------
            NAME              GRANTED(2)    IN 1997    SHARE(3)(4)       DATE         5%          10%
            ----              ----------   ---------   ------------   ----------   ---------   ---------
David D. Parker.............   200,000(5)    23.0%        $1.91        10/18/07    $351,003    $785,184
Michael A. Morgan...........    34,477        4.0%        $1.19         7/23/07    $ 25,802    $ 65,387
                                 3,375(6)     0.4%        $1.53         6/19/07    $  3,247    $  8,230
                                 5,000(7)     0.6%        $1.53         6/19/07    $  4,811    $ 12,192
                                 7,500(8)     0.9%        $1.53         6/19/07    $  7,217    $ 18,288
FORMER OFFICERS:
Peter J. McDonald...........        --         --            --              --          --          --
Byron Jacobs................        --         --            --              --          --          --

---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions, and the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options granted in 1997 were granted pursuant to the Company's 1992 Stock Option Plan. These options, except as noted, vest and become exercisable at the rate of one-seventh six months from the date of grant and 1/42 per month thereafter for each full month of the optionee's continuous employment by the Company. Under the Company's 1992 Stock Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. See "Termination and Change of Control Arrangements."

(3) All options were granted at market value on the date of grant except as noted.

(4) In June 1997, as a result of a broad decline in the fair market value of the Company's Common Stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current employees who were option holders, including executive officers whom the Committee considered separately, the opportunity to exchange outstanding options with an exercise price above $3.00, for options with an exercise price equal to the then current fair market value. For details concerning the repricings of options, see "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS" and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Options Repricing" table.

(5) Represents a non-qualified stock option with an option exercise price equal to 85% of the fair market value of the Company's Common Stock on the dates of grant.

(6) Reflects an option that was repriced in June 1997, replacing an option granted in September 1993.

(7) Reflects an option that was repriced in June 1997, replacing an option granted in July 1994.

(8) Reflects an option that was repriced in June 1997, replacing an option granted in August 1995.

OPTION EXERCISES AND 1997 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1997 and unexercised options held as of December 31, 1997 by Named Executive Officers.

                     AGGREGATE OPTION EXERCISES IN 1997 AND
                              1997 YEAR-END VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                NUMBER OF                       OPTIONS AT               IN-THE-MONEY OPTIONS
                                 SHARES                    DECEMBER 31, 1997(1)         AT DECEMBER 31, 1997(2)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
David D. Parker..............        --            --         --         200,000        $    --        $94,000
Michael A. Morgan............        --            --     86,553          63,447        $56,810        $58,712

FORMER OFFICERS:
Peter J. McDonald............        --            --     21,131           2,619        $    --        $    --
Byron Jacobs.................     8,214      $  1,486     32,142              --        $18,305        $    --

---------------
(1) Company stock options generally vest one-seventh six months from the date of grant and 1/42 per month thereafter for each full month of the optionee's continuous employment by the Company. Options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock ($2.38 per share as reported on the Nasdaq National Market) on December 31, 1997, and is net of the exercise price of such options.

TEN-YEAR OPTION REPRICINGS

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since April 19, 1994, the date of the Company's initial public offering:

                                                                                                    LENGTH OF
                                                                                                     ORIGINAL
                                           NUMBER OF                                               OPTION TERM
                                           SECURITIES   MARKET PRICE                               REMAINING AT
                                           UNDERLYING   OF STOCK AT    EXERCISE PRICE     NEW        DATE OF
                                            OPTIONS     THE TIME OF      AT TIME OF     EXERCISE    REPRICING
NAME AND PRINCIPAL POSITION(S)   DATE       REPRICED     REPRICING       REPRICING       PRICE       (MONTHS)
------------------------------  -------    ----------   ------------   --------------   --------   ------------
Michael A. Morgan               6/19/97(1)   3,375         $1.53           $4.00         $1.53          75
  Vice President, Finance       6/19/97(1)   5,000         $1.53           $3.13         $1.53          85
  and Administration, and       6/19/97(1)   7,500         $1.53           $3.13         $1.53          98
  Chief Financial Officer

---------------
(1) Options that were repriced continue to vest in accordance with their original vesting schedule, however, no vested portion of any repriced options were eligible for exercise until March 19, 1998, provided the employee was employed with the Company as of that date. See also "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive between $500 and $750 for attendance at each Board Meeting. Additionally, the Company's 1992 Stock Option Plan (the "Option Plan") provides that the Board has no authority, discretion, or power to grant options to any independent directors. Instead, each nonemployee director is automatically granted a nonqualified stock option to purchase 5,000 shares of Common Stock upon initial appointment or election and, for each year that a nonemployee director continues to serve on the Board, options to purchase 5,000 shares of Common Stock on the anniversary date of such initial appointment or election. Such options vest quarterly over a three year period. Options to purchase 5,000 shares at an exercise price of $3.40 per share were granted to Messrs. Sprague and Cleveland in February 1997.

     In August 1997 Bruce Cleveland was granted additional non-qualified options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $1.01, which was 85% of the fair market value of the stock on the date of grant. These options were granted to Mr. Cleveland in exchange for his services to the Company as a marketing consultant during 1997. Such options were approved by a unanimous vote of the Board of Directors, including the only other disinterested member of the Compensation Committee, Peter Sprague.

     Directors who are employees of the Company do not receive any compensation for their services as directors.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into an agreement with its Chief Executive Officer ("CEO") providing for benefits upon termination. The agreement provides that in the event the CEO's employment is terminated by the Company, other than for "Cause," or if the CEO terminates his employment with the Company for "Good Reason" (as those terms are defined in the agreement), the CEO shall be entitled to the following: (i) a severance payment equal to six (6) months of his then-current base salary; and (ii) continued vesting for a period of six (6) months post-termination in all stock options granted prior to the date of termination.

     The Company has also entered into an agreement with its executive officer, other than the CEO, providing for benefits upon termination and in the event of a "Change of Control" (as defined in the agreement). The agreement provides that in the event of a Change of Control, if the executive officer's employment is terminated by the Company or its successor within twelve (12) months of a Change of Control, other than for cause, or if the executive officer terminates his employment because of a change in duties, or in certain other circumstances, the executive officer shall be entitled to the following: (i) a one-time payment equal to twelve (12) months of his then-current base salary; (ii) full vesting in all stock options; and (iii) payment of any unearned portion of the executive officer's targeted incentive compensation or bonus for that fiscal year. The agreement also provides that the executive officer shall receive payment equal to one (1) year of his then-current base salary in the event the executive officer is terminated by the Company other than for "Cause," or if the executive officer terminates his employment with the Company for "Good Reason" (as those terms are defined in the agreement).

     The Option Plan provides that in the event of certain mergers, sales of assets, or sales by the shareholders of substantially all of their voting stock in the Company constituting a "Transfer of Control," as defined in the Option Plan, the Board may, in its sole discretion, arrange for the surviving, continuing, successor, or purchasing corporation or a parent corporation thereof, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under outstanding stock option agreements under the Option Plan (the "Options") or substitute options for the Acquiring Corporation's stock for such outstanding Options. The Board may also provide that any options that are not assumed or substituted for by the Acquiring Corporation will be fully vested and exercisable as of a date prior to the Transfer of Control. An Option will terminate effective as of the date of the Transfer of Control to the extent that the Option is neither assumed by the Acquiring Corporation, nor exercised as of the date of the Transfer of Control.

     The Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") provides that in the event of a "Transfer of Control," as defined in the Purchase Plan, the Board may, in its sole discretion, arrange for the assumption of the Company's rights and obligations under the Purchase Plan by the acquiring or successor corporation. All purchase rights shall terminate if no assumption occurs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors, and persons who beneficially own more than 10% of the Company's Common Stock were complied with in 1997, except for (i) a statement of initial beneficial ownership for Michael Seashols, the Company's Chairman of the Board, in August 1997, reporting one transaction, (ii) a statement of initial beneficial ownership for David D. Parker, the Company's President and Chief Executive Officer, in September 1997, reporting one transaction, (iii) an annual statement of changes in beneficial ownership for Michael A. Morgan, the Company's Vice President, Finance and Chief Financial Officer, reporting two transactions, (iv) an annual statement of changes in beneficial ownership for Michael Seashols, the Company's Chairman of the Board, reporting three transactions, (v) an annual statement of changes in beneficial ownership for Bruce Cleveland, a Company Director, reporting two transactions, and (vi) an annual statement of changes in beneficial ownership for Peter Sprague, a Company Director, reporting one transaction, all of which were not timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For transactions between the Company and its officers, directors, and holders of more than 5% of its outstanding common stock, see "Summary Compensation Table," "Stock Options Granted in 1997," "Option Exercises and 1997 Year-End Values," and "Compensation of Directors."

     All future transactions, including loans, between the Company and its officers, directors, principal shareholders, and their affiliates will continue to be approved by the Board, including a majority of the disinterested directors.

          REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

     During 1997 the Compensation Committee (the "Committee") of the Board of Directors was comprised of two outside directors of the Company. In January 1998, Michael Seashols was added to the Compensation Committee. No member of the Committee is a current or former officer or employee of the Company.

     In June 1997, the Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Option Plan having exercise prices well above the recent historical trading prices for the Common Stock.

     In June 1997, the Committee was advised by management that management believed that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location. This is because options granted to new hires at other companies would likely be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

     The Committee believed that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel and the loss of key employees could have significant adverse impact on the Company's business. The Committee also believed that unless an adjustment was made in option prices, existing employees holding options would perceive a substantial inequity in comparison to new employees granted stock options with exercise prices set at the current, lower fair market value of the Company's Common Stock and that employee morale would suffer as a consequence. The Committee concluded that it was important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its shareholders. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to shareholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that the new options could require continued service during a nine (9) month blackout period in which employees could not exercise any repriced options, providing optionees participating in the exchange with an added incentive to remain with the Company. Considering these factors, the Committee determined that it was in the best interests of the Company and its shareholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan. Replacement Options would be offered in place of options with exercise prices above a certain threshold, with an exercise blackout period of nine months, and exercise prices equal to $1.53, the closing sale price of the Company's Common Stock preceding the Committee's approval of the repricing as reported on the Nasdaq National Market. The replacement options are subject to termination if the optionee fails to agree within a reasonable period to the cancellation of the old options to be replaced.

     Accordingly, in June 1997, the Committee approved an offer to all employees of the Company, including executive officers whom the Committee considered separately, to exchange outstanding options with exercise prices above $3.00 per share for options with an exercise price of $1.53 per share, with an exercise blackout period of up to nine (9) months. All replacement options will terminate no later than ten (10) years from the date of grant. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for forfeiting the right to exercise any such options for a period of nine (9) months from the date of grant. The offer to exchange options was completed in June 1997; in total, options for 158,078 shares with exercise prices ranging from $3.00 per share to $5.13 per share have been exchanged for options for an equal number of shares at an exercise price of $1.53 per share, the closing price of the Company's Common Stock on June 19, 1997, the date of the Committee's approval of the repricing.

                                          COMPENSATION COMMITTEE

                                          Bruce Cleveland
                                          Peter J. Sprague

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  Overview and Policies for 1997

     The Committee is responsible for setting and administering the policies governing compensation of the Company's employees, including its executive officers. The objectives of the Company's executive officer compensation policy are to attract, retain, and reward executive officers who contribute to the Company's success and to motivate these executives to achieve the Company's business objectives.

     The Committee's overall policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company, and their contribution to that performance. It is a policy of the Committee that a portion of each officer's compensation be contingent upon the Company's performance as well as individual level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) quarterly and/or annual variable performance awards payable in cash and tied to the achievement of quarterly and/or annual financial or other performance goals established by the Committee, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests among the executive officers and the Company's shareholders. The Committee also compares aggregate executive compensation as well as compensation for each executive with similarly-sized high technology companies in the Company's geographic location.

     The Committee strongly believes that employee compensation should be based in part on the Company's performance and utilizes stock options and incentive bonuses to accomplish this goal. The Committee believes that equity ownership by employees, including executive officers, serves to align their interests with the interests of shareholders by providing the employees with incentive to build shareholder value.

     Quarterly and annual bonuses are earned by each executive officer on the basis of the Company's achievement of corporate and business unit performance targets established by the Committee at the start of the year. The individual bonus targets for 1997 were based on attainment of predetermined financial targets, as well as other strategic management objectives. In 1997, the Company did not achieve its financial targets but did attain a significant strategic management objective in the disposition of its Tandem operations, and any bonus compensation based on such objective was earned and paid accordingly.

     Generally, stock option grants are reviewed annually by the Committee. Grants are designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of the option grant to each executive officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company and the base salary associated with that position, the size of comparable grants made to individuals in similar positions in the industry, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods, and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

  Chief Executive Officer Compensation

     The Committee annually reviews the performance and compensation of the President and Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Peter McDonald served as the Company's Chief Executive Officer from June 1986 until August 1997. Effective June 1997 through August 1997, Mr. McDonald's base salary was set at $200,000, reduced from $225,000. This adjustment was made due to poor corporate performance and a general reduction in expenses. Mr. McDonald did not receive any bonuses in 1997 in light of the Company's performance relative to operational targets set by the Company's Board of Directors.

     Mr. McDonald was succeeded by David D. Parker as President and Chief Executive Officer in August 1997. In August 1997 Mr. Parker entered into an agreement with the Company that set his base salary at $120,000. An additional $60,000 in annual cash bonus compensation could be earned in quarterly increments provided the Company met certain operational targets established by the Board of Directors, as well as other discretionary bonuses determined by the Compensation Committee. In 1997 Mr. Parker was paid one quarterly bonus. Mr. Parker also received 200,000 options, vesting over three and one half years, in order to align his interests with those of the Company's shareholders.

  Deductibility of Executive Compensation

     The Company has considered the amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or proposed regulations. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no other action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          Bruce Cleveland
                                          Peter J. Sprague

                        COMPARISON OF SHAREHOLDER RETURN

     Set forth below is a line graph comparing the percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Computer and Data Processing Stocks Index and the Nasdaq Stock Market (US) Index for the period commencing on April 30, 1994, and ending on December 31, 1997(1)

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM APRIL 30, 1994 THROUGH DECEMBER 31,
                                    1997(2)

        ENLIGHTEN SOFTWARE SOLUTIONS, INC., THE NASDAQ COMPUTER AND DATA PROCESSING STOCKS INDEX, AND THE NASDAQ STOCK MARKET (US) INDEX

                              [PERFORMANCE GRAPH]

                                                      NASDAQ COMPUTER AND
                                 ENLIGHTEN SOFTWARE     DATA PROCESSING      NASDAQ STOCK
                                  SOLUTIONS, INC.         STOCKS INDEX       MARKET (US)
                                 ------------------   --------------------   ------------
April 30, 1994.................       $100.00               $100.00            $100.00
December 31, 1994..............         80.59                119.85             103.38
December 31, 1995..............         43.90                182.53             146.21
December 31, 1996..............         68.29                225.23             179.83
December 31, 1997..............         46.34                276.69             220.67

---------------

(1) The Company's initial public offering was effective on April 19, 1994.

(2) Assumes that $100.00 was invested on April 30, 1994 in the Company's Common Stock, at the closing sales price, and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                             ELECTION OF DIRECTORS

     Five (5) directors of the Company are to be elected for the ensuing year or until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected, each nominee will hold office until the next Annual Meeting of Shareholders or until his successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. The persons named in the accompanying form of proxy will vote the shares represented thereby for the five nominees but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. The five nominees are Michael Seashols, Michael A. Morgan, Peter J. McDonald, Peter J. Sprague, and Bruce Cleveland. Please see "Information About Enlighten Software Solutions, Inc. -- Directors and Executive Officers" above for information concerning the nominees. The Company knows of no reason why any of these nominees should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Board may recommend in the place of such nominee(s).

     If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e. "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

             PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS TO A RANGE OF FROM FIVE TO SEVEN

     Under the Company's current Bylaws, the Board of Directors must consist of between three and five directors. In January 1998, the Board of Directors of the Company adopted an amendment to the Bylaws to increase the range of the number of directors from three to five, to four to seven. This amendment is intended to afford the Company greater flexibility in having a Board of Directors of in excess of five members. Currently, the Company has five members of the Board of Directors.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present and voting at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company entitled to vote is present, either in person or by proxy, is required for approval of this proposal. Votes against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have the same effect as a negative vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN AMENDMENT TO THE COMPANY'S BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS OF THE COMPANY TO A RANGE OF FROM FIVE TO SEVEN.

        PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1998. KPMG Peat Marwick LLP has acted in such capacity since its appointment in 1991. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Votes against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

Neither abstentions nor "broker non-votes" will be counted as having been cast affirmatively or negatively on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals from shareholders intended to be presented at the next annual meeting of the shareholders of the Company must be received by the Company at its offices located at 999 Baker Way, Fifth Floor, San Mateo, California 94404, no later than December 23, 1998, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 1998 annual meeting of shareholders of Enlighten Software Solutions, Inc. other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Michael A. Morgan, Secretary

April 15, 1998

PROXY

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Seashols and Michael A. Morgan and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Enlighten Software Solutions, Inc.
which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at 999 Baker Way, Fifth Floor, San Mateo, California on Wednesday, May 20, 1998, at 10:00 a.m. Pacific Standard Time, and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, and (2) in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of (1) Notice of Annual Meeting of Shareholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company on Form 10-KSB for the year ended December 31, 1997.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                               Please mark
                                               your votes as
                                               indicated in
                                               this example.     /x/


                                           FOR                 WITHHOLD
                                   the nominees listed         AUTHORITY
                                 below (except as marked      to vote for the
                                 to the contrary below).  nominees listed below.

1. Election of the following              / /                      / /
   directors:
   (INSTRUCTION: To withhold
   authority to vote for a
   nominee, strike a line
   through the nominee's name.)

     Michael Seashols    Michael A. Morgan
     Peter J. McDonald   Peter J. Sprague
     Bruce Cleveland


                                           FOR         AGAINST        ABSTAIN
2. To approve an amendment to the
   Enlighten Software Solutions, Inc.      / /           / /            / /
   Bylaws to increase the maximum
   number of Directors to a range of
   from five (5) to seven (7).


                                           FOR         AGAINST        ABSTAIN
3. To approve the appointment of KPMG
   Peat Marwick LLP as independent         / /           / /            / /
   accountants of the Company for the
   year ending December 31, 1998.


                                   Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

                                   The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

                                   Check here for address change and note at
                                   right.                                   / /

                                   Check here if you plan to attend the
                                   annual meeting.                          / /



Signature(s)                                        Dated:              , 1998
            ----------------------------------------      --------------

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

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